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Exhibit 4.1

Office of the Secretary of State/Corporations Division

FILED
OCT 29 2001
/s/ Matt Blunt
SECRETARY OF STATE

Restated
For Profit Articles of Incorporation

        FIRST.    The name of the corporation is: EPIQ Systems, Inc.

        SECOND.    The address of the corporation's registered office in the State of Missouri is 2800 Commerce Tower, 911 Main, Kansas City, Missouri 64105, and the name of its initial registered agent at such address is Seigfreid, Bingham, Levy, Selzer & Gee, P.C.

        THIRD.    The total number of shares of all classes of stock which the corporation shall have the authority to issue is Fifty-Two Million (52,000,000) consisting of Fifty Million (50,000,000) shares of Common Stock $0.01 par value per share, and Two Million (2,000,000) shares of Preferred Stock, $1.00 par value per share.

  A.
  COMMON STOCK

  1.
  General.    The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board of Directors upon any issuance of the Preferred Stock of any series.

  2.
  Voting.    The holders of the Common Stock are entitled to one vote for each share held at all meetings of shareholders (and written actions in lieu of meetings). There shall be no cumulative voting.

  3.
  Dividends.    Dividends may be declared and paid on the Common Stock from funds lawfully available therefore as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding series of Preferred Stock.

  4.
  Liquidation.    Upon the dissolution or liquidation of the Corporation, whether voluntary or involuntary, holders of Common Stock will be entitled to receive all assets of the Corporation available for distribution to its shareholders, subject to any rights of any then outstanding series of Preferred Stock.

  B.
  PREFERRED STOCK.

            Preferred Stock may be issued from time to time in one or more series, each of such series to have such terms as stated or expressed herein and in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation as hereinafter provided. Authority is hereby expressly granted to the Board of Directors from time to time to issue the Preferred Stock in one or more series, and in connection with the creation of any such series, by resolution or resolutions providing for the issue of the shares thereof, to determine and fix such voting powers, full or limited, or no voting powers and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions thereof, including without limitation, dividend rights, conversion rights, redemption privileges and liquidation preferences, as shall be stated and expressed in such resolutions, all to the full extent now or hereafter permitted by the General and Business Corporation Law of Missouri. Without limiting the generality of the foregoing, except as otherwise provided in the resolutions providing for the issuance of any series of Preferred Stock, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. Except as otherwise provided in the resolutions providing for the issuance of any series of Preferred Stock, no vote of the holders of the Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock authorized by and complying with the conditions of these Articles of Incorporation.

  C.
  GENERAL.

            No shareholder shall be entitled as a matter of right to subscribe for, purchase or receive any part of any new or additional issue of stock of any class, whether now or hereafter authorized, or of any bonds, debentures or other securities convertible into stock of any class, and all such additional shares of stock, bonds, debentures or other securities convertible into stock may be issued by the Board of Directors to such person or persons, on such terms and for such consideration as the Board of Directors, in their discretion, may determine.

        FOURTH.    The name and place of residence of the incorporator are as follows:

Name	Residence
Marvin L. Rich	6632 Wenoga Road
Mission, Kansas 66208

        FIFTH.    The number of directors to constitute the first board of directors of the corporation is five (5). Thereafter the number of directors shall be fixed by, or in the manner provided in, the bylaws of the corporation. Any change in the number of directors shall be reported to the Secretary of State within thirty (30) calendar days of such change. Directors need not be shareholders unless the bylaws require them to be shareholders.

        The persons to constitute the board of directors, each of whom shall hold office until the next annual meeting of the shareholders or until his successor shall have been elected and qualified, are as follows:

        Tom W. Olofson
        Christopher E. Olofson
        Robert C. Levy
        W. Bryan Satterlee
        Edward M. Connolly, Jr.

        SIXTH.    The duration of the corporation is perpetual.

        SEVENTH.    This corporation is formed for the following purposes:

            (a)  To engage in every aspect of data processing, creation of data bases, communication and other computer related activities.

            (b)  To buy, lease, rent or otherwise acquire, own, hold, use, divide, partition, develop, improve, operate and sell, lease, mortgage or otherwise dispose of, deal in and turn to account real estate, leaseholds and any and all interests or estates therein or appertaining thereto; and to construct, manage, operate, improve, maintain and otherwise deal with buildings, structures and improvements situated or to be situated on any real estate or leasehold.

            (c)  To engage in any mining, manufacturing, chemical, metallurgical, processing or related business, and to buy, lease, construct or otherwise acquire, own, hold, use, sell, lease, mortgage or otherwise dispose of, plants, works, facilities and equipment therefore.

            (d)  To buy, utilize, lease, rent, import, export, manufacture, produce, design, prepare, assemble, fabricate, improve, develop, sell, lease, mortgage, pledge, hypothecate, distribute and otherwise deal in at wholesale, retail or otherwise, and as principal, agent or otherwise, all commodities, goods, wares, merchandise, machinery, tools, devices, apparatus, equipment and all other personal property, whether tangible or intangible, of every kind without limitation as to description, location or amount.

            (e)  To apply for, obtain, purchase, lease, take licenses in respect of or otherwise acquire, and to hold, own, use, operate, enjoy, turn to account, grant licenses in respect of, manufacture under, introduce, sell, assign, mortgage, pledge or otherwise dispose of:

            1.    Any and all inventions, devices, processes and formulae and any improvements and modifications thereof;

            2.    Any and all letters patent of the United States or of any other country, state or locality, and all rights connected therewith or appertaining thereto.

            3.    Any and all copyrights granted by the United States or any other country, state or locality;

            4.    Any and all trademarks, trade names, trade symbols and other indications of origin and ownership granted by or recognized under the laws of the United States or of any other country, state or locality; and to conduct and carry on its business in any or all of its various branches under any trade name or trade names.

            (f)    To engage in, carry on and conduct research, experiments, investigations, analyses, studies and laboratory work, for the purpose of discovering new products or to improve products, articles and things, and to buy, construct or otherwise acquire, own, operate, maintain, lease, sell, mortgage or otherwise dispose of, laboratories and similar facilities, plants and any and all other establishments, and to procure, construct, own, use, hold and dispose of all necessary equipment in respect thereof, for the purposes aforesaid.

            (g)  To enter into any lawful contract or contracts with persons, firms, corporations, other entities, governments or any agencies or subdivisions thereof, including guaranteeing the performance of any contract or any obligation of any person, firm, corporation or other entity.

            (h)  To purchase and acquire, as a going concern or otherwise, and to carry on, maintain and operate all or any part of the property or business of any corporation, firm, association, entity, syndicate or person whatsoever, deemed to be of benefit to the corporation, or of use in any manner in connection with any of its purposes; and to dispose thereof upon such terms as may seem advisable to the corporation.

            (i)    To purchase or otherwise acquire, hold, sell, pledge, reissue, transfer or otherwise deal in, shares of the corporation's own stock provided that it shall not use its funds or property for the purchase of its own shares of stock when such use would be prohibited by law, by the articles of incorporation or by the bylaws of the corporation; and, provided further, that shares of its own stock belonging to it shall not be voted upon directly or indirectly.

            (j)    To invest, lend and deal with moneys of the corporation in any lawful manner, and to acquire by purchase, by the exchange of stock or other securities of the corporation, by subscription or otherwise, and to invest in, to hold for investment or for any other purpose, and to use, sell, pledge or otherwise dispose of, and in general to deal in any interest concerning or enter into any transaction with respect to (including "long" and "short" sales of) any stocks, bonds, notes, debentures, certificates, receipts and other securities and obligations of any government, state, municipality, corporation, association or other entity, including individuals and partnerships and, while owner thereof, to exercise all of the rights, powers and privileges of ownership, including, among other things, the right to vote thereon for any and all purposes and to give consents with respect thereto.

            (k)  To borrow or raise money for any purpose of the corporation and to secure any loan, indebtedness or obligation of the corporation and the interest accruing thereon, and for that or any other purpose to mortgage, pledge, hypothecate or charge all or any part of the present or hereafter acquired property, rights and franchises of the corporation, real, personal, mixed or of any character whatever, subject only to limitations specifically imposed by law.

            (l)    To do any or all of the things hereinabove enumerated alone for its own account, or for the account of others, or as the agent for others, or in association with others or by or through others, and to enter into all lawful contracts and undertakings in respect thereof.

            (m)  To have one or more offices, to conduct its business, carry on its operations and promote its objects within and without the State of Missouri and anywhere in the world, without restriction as to place, manner or amount, but subject to the laws applicable thereto; and to do any or all of the things herein set forth to the same extent as a natural person might or could do and in any part of the world, either alone or in the company with others.

            (n)  In general, to carry on any other business in connection with each and all of the foregoing or incidental thereto, and to carry on, transact and engage in any and every lawful business or other lawful thing calculated to be of gain, profit or benefit to the corporation as fully and freely as a natural person might do, to the extent and in the manner, and anywhere within and without the State of Missouri, as it may from time to time determine; and to have and exercise each and all of the powers and privileges, either direct or incidental, which are given and provided by or are available under the laws of the State of Missouri in respect of general and business corporations organized for profit thereunder; provided, however, that the corporation shall not engage in any activity for which a corporation may not be formed under the laws of the State of Missouri.

        None of the purposes and powers specified in any other paragraphs of this Article SEVENTH shall be in any way limited or restricted by reference to or inference from the terms of any other paragraph, and the purposes and powers specified in each of the paragraphs of this Article SEVENTH shall be regarded as independent purposes and powers. The enumeration of specific purposes and powers in this Article SEVENTH shall not be construed to restrict in any manner the general purposes and powers of this corporation, nor shall the expression of one thing be deemed to exclude another, although it be of like nature. The enumeration of purposes or powers herein shall not be deemed to exclude or in any way limit by inference any purposes of powers which this corporation has power to exercise, whether expressly by the laws of the State of Missouri, now or hereafter in effect, or impliedly by any reasonable construction of such laws.

        EIGHTH.    (a) Except as may be otherwise specifically provided by statute, or the articles of incorporation or the bylaws of the corporation, as from time to time amended, all powers of management, direction and control of the corporation shall be, and hereby are, vested in the board of directors.

        (b)  The bylaws of the corporation may from time to time be altered, amended, suspended or repealed, or new bylaws may be adopted, in any of the following ways: (i) by the affirmative vote, at any annual or special meeting of the shareholders, of the holders of a majority of the outstanding shares of stock of the corporation entitled to vote; or (ii) by resolution adopted by a majority of the full board of directors at a meeting thereof, or adopted by a majority of the full board of directors at a meeting thereof, or (iii) by unanimous written consent of all the shareholders or all the directors in lieu of a meeting; provided, however, that the power of the directors to alter, amend, suspend or repeal the bylaws or any portion thereof may be denied as to any bylaws or portion thereof enacted by the shareholders if at the time of such enactment the shareholders shall so expressly provide.

        (c)  The corporation may agree to the terms and conditions upon which any director, officer, employee or agent accepts his office or position and in its bylaws or otherwise may agree to indemnify and protect any director, officer, employee or agent to the extent permitted by the laws of Missouri.

        NINTH.    Insofar as it is permitted under the laws of Missouri and except as maybe otherwise provide by the bylaws of the corporation, no contract or other transaction between this corporation and any other firm or corporation shall be affected or invalidated solely by reason of the fact that any director or officer of this corporation is interested in, or is a member, shareholder, director or officer of such other firm or corporation; and any director or officer of this corporation, individually or jointly with one or more other directors or officers of this corporation, may be a party to, or may be interested in, any contract or transaction of this corporation or in which this corporation is interested, and no such contract or transaction shall be invalidated thereby.

        TENTH.    The directors shall have power to hold their meetings and to keep the books (except any books required to be kept in the State of Missouri, pursuant to the laws thereof) at any place within or without the State of Missouri.

        ELEVENTH.    The corporation shall be entitled to treat the registered holder of any shares of the corporation as the owner of such shares and of all rights derived from such shares for all purposes. The corporation shall not be obligated to recognize any equitable or other claim to or interest in such shares or rights on the part of any other person, including, but without limiting the generality of the term "person", a purchaser, pledgee, assignee or transferee of such shares or rights, unless and until such person becomes the registered holder of such shares, and the foregoing shall apply whether or not the corporation shall have either actual or constructive notice of the interest of such person.

        The foregoing Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the corporation's Articles of Incorporation as heretofore amended and supersede the original Articles of Incorporation and all amendments thereto.

        IN WITNESS WHEREOF, the undersigned, Christopher E. Olofson, President/COO, has executed this instrument and Janice Katterhenry, its Secretary, has affixed its corporate seal hereto and attested said seal on the 23rd day of October, 2001

FILED		EPIQ Systems, Inc.
OCT 29 2001
/s/ MATT BLUNT
SECRETARY OF STATE		By:	/s/ CHRISTOPER E. OLOFSON Christopher E. Olofson, President/COO
ATTEST:
By:	/s/ JANICE KATTERHENRY Janice Katterhenry, Secretary
STATE OF KANSAS	)
) ss.
COUNTY OF WYANDOTTE	)

        I, the undersigned, a Notary Public, do hereby certify that on this 23rd day of October, 2001, Christopher E. Olofson personally appeared before me who, being by me first duly sworn, declared that he is President and Chief Operating Officer of the corporation, and that the statements therein contained are true.

(SEAL)
/s/ JUDY E. SCHUBERGER Notary Public
My Commission Expires: 5/14/05	FILED
OCT 29 2001
/s/ MATT BLUNT
SECRETARY OF STATE

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  Exhibit 4.1